CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 25, 2013, accompanying the financial statements of Investment Grade Municipal Trust, Series 120 (included in Van Kampen Unit Trusts, Municipal Series 967) as of February 28, 2013, and for the period from March 21, 2011 (date of deposit) through February 29, 2012 and for the year ended February 28, 2013 and the financial highlights for the period from March 21, 2011 (date of deposit) through February 29, 2012 and for the year ended February 28, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-171590) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2013